Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Seifert and Harry A. Wolin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Derrick R. Meyer	President and Chief Executive Officer, Director	February 17, 2010
Derrick R. Meyer

/s/ Thomas J. Seifert	Senior Vice President, Chief Financial Officer	February 19, 2010
Thomas J. Seifert

/s/ Waleed Al Mokarrab Al Muhairi	Director	February 17, 2010
Waleed Al Mokarrab Al Muhairi

/s/ W. Michael Barnes	Director	February 17, 2010
W. Michael Barnes

/s/ John E. Caldwell	Director	February 17, 2010
John E. Caldwell

/s/ Bruce L. Claflin	Chairman of the Board	February 17, 2010
Bruce L. Claflin

/s/ Frank M. Clegg	Director	February 17, 2010
Frank M. Clegg

/s/ Craig A. Conway	Director	February 18, 2010
Craig A. Conway

/s/ Nicholas M. Donofrio	Director	February 17, 2010
Nicholas M. Donofrio

/s/ H. Paulett Eberhart	Director	February 17, 2010
H. Paulett Eberhart

/s/ Robert B. Palmer	Director	February 17, 2010
Robert B. Palmer